Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the ordinary shares (including the ordinary shares underlying the ADSs) of Lufax Holding Ltd shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D. Each of the undersigned acknowledges that each shall be responsible for the timely filing of amendments with respect to information concerning such undersigned reporting person, and for the completeness and accuracy of the information concerning such undersigned reporting person, contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such reporting person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Date: August 13, 2024

An Ke Technology Company Limited

By:	/s/ Wang Shiyong
Name:	Wang, Shiyong
Title:	Director

China Ping An Insurance Overseas (Holdings) Limited

By:	/s/ Tung Hoi
Name:	Tung Hoi
Title:	Director

Ping An Insurance (Group) Company of China, Ltd.

By:	/s/ Xie Yonglin
Name:	Xie Yonglin
Title:	Executive Director, President and Co-CEO